Exhibit 10.1

PONCE BANK

CHANGE IN CONTROL AGREEMENT

This Agreement (the “Agreement”) is made effective as of November 26, 2024 (the “Effective Date”) by and between Ponce Bank (the “Bank”), a federally chartered bank, which is a wholly owned subsidiary of Ponce Financial Group, Inc. (the “Company”), and Sergio Vaccaro (“Executive”).

WHEREAS, Executive is currently employed by the Bank; and

WHEREAS, the Bank desires to reinforce and encourage the continued attention and dedication of Executive to Executive’s assigned duties without distraction in circumstances arising from the possibility of a change in control of Ponce Bank.

NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1. TERM OF AGREEMENT.

The term of this Agreement shall commence as of the Effective Date and shall continue for a period of twelve (12) full calendar months thereafter. Commencing on the first anniversary of the Effective Date, and continuing on each anniversary thereof, the term of this Agreement shall be extended for one (1) year until such time as the disinterested members of the Board of Directors of the Company elects not to extend the term of the Agreement by giving written notice to the Executive at least 90 days in advance of any such anniversary date.

2. CHANGE IN CONTROL.

(a) Upon the occurrence of a Change in Control of the Bank or the Company (as herein defined) followed at any time during the term of this Agreement by the termination of Executive’s employment, other than for Cause, as defined in Section 2(c) hereof, the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate Executive’s employment at any time during the term of this Agreement for “Good Reason,” means, with respect to the resignation of Executive that such resignation is for “Good Reason” as such term (or term of like import) is expressly defined in a then-effective written employment or other agreement between Executive and the Bank, the Company, or an affiliate. In the absence of such then-effective written agreement and definition, “Good Reason” means the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Executive by the Bank, the Company, or an affiliate for Cause:

(i) a material reduction of an Executive’s annual compensation, including, but not limited to, base salary, awards, bonuses, retirement benefits, perquisites or any other item of compensation;

(ii) a material reduction in Executive’s authority, duties and responsibilities, provided, however, that Good Reason shall not be considered to occur solely because an Executive’s authorities, duties or responsibilities, and position are reallocated to other executives based on a good faith determination by the Bank, the Company, or an affiliate that such reallocation is necessary in order for the Bank, the Company, or an affiliate to adequately address growth, acquisitions or expansion or changes of the business of the Bank, the Company, or an affiliate; or

(iii) the Bank, the Company, or an affiliate requiring Executive to be based anywhere other than within twenty-five (25) miles of Executive’s office location as of the termination date except for requirements of reasonably required travel on the Bank’s, the Company’s, or an affiliate’s business; provided, however, the foregoing shall not apply to an Executive who works remotely for such Bank, Company, or an affiliate.

Upon the occurrence of any event described in clauses (i) through (iii) above constituting “Good Reason,” Executive shall have the right to elect to terminate Executive’s employment by resignation within thirty (30) days after initial existence of the event giving rise to said right to resign; provided that within thirty (30) days after the initial existence of the basis for resignation Executive has provided the Bank written notice of the circumstances providing the basis for resigning on account of “Good Reason” and the Bank has failed to remedy such circumstances within thirty (30) days after receiving such notice. A resignation by Executive without complying with the notice and opportunity to remedy provisions in this Agreement shall not constitute a resignation for “Good Reason” for any purpose of this Agreement.

(b) For purposes of this Agreement, a “Change in Control” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a sale of the Bank by the Company at a time when the Bank represents at least 50% of the assets of the Company, (iii) a merger, reorganization or consolidation or other business combination pursuant to which the Company is not the survivor of such merger, consolidation or other business combination or the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iv) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) a change in control of the Company within the meaning of the Change in Bank Control Act, 12 U.S.C. §1817(j), a transaction that requires notice under the Rules and Regulations promulgated by the Office of the Comptroller of the Currency at 12 C.F.R. §5.50 with respect to the Bank, and a transaction that requires notice to the Board of Governors of the Federal Reserve System as required by 12 C.F.R. §§ 225.11 and 225.41(b) and (v) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company. In addition to the foregoing, and not in limitation thereof, a Change of Control shall also be deemed to have occurred if, during any period of two consecutive years, individuals who constitute the Board at the beginning of such two-year period cease for any reason to constitute at least a majority of the Board, as the case may be; provided, however, that for purposes of this sentence, an individual shall be deemed to have been a director at the beginning of such period if such individual was elected, or nominated for election, by the Board, as the case may be, by a vote of at least two-thirds of the directors who were either directors at the beginning of the two-year period or were so elected or nominated by such directors.

(c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term “Termination for Cause” means Executive’s termination because of (i) a material breach by Executive of the Executive’s duties and obligations or agreements with the Bank, the Company, or an affiliate that remains uncured following thirty (30) days’ prior written notice from the Bank, the Company, or an affiliate to Executive identifying in reasonable detail the nature of any such material breach, including but not limited to gross negligence in the performance of Executive’s duties and responsibilities; (ii) willful misconduct by Executive that in the reasonable determination of the Board has caused or is likely to cause material injury to the reputation or business of the Bank, the Company, or an affiliate; (iii) any act of fraud, material misappropriation, or other dishonesty by Executive resulting in personal gain at the expense of the Company; (iv) willful violation of the Company’s Code of Ethical Conduct as reasonably determined by the Board; of (v) the Executive’s conviction of, or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude or the personal enrichment of Executive at the expense of the Company. Executive shall be considered to have been discharged for Cause if the Company determines within thirty (30) days after Executive’s resignation or discharge that discharge for Cause was warranted. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination, which shall include a description of the facts and circumstances claimed to provide a basis for Termination for Cause and the applicable date of termination (“Date of Termination for Cause”). Executive shall not have the right to receive compensation or other benefits for any period after the Date of Termination for Cause.

3. TERMINATION BENEFITS.

(a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by termination of the Executive’s employment due to: (1) Executive’s dismissal or (2) Executive’s voluntary termination for Good Reason pursuant to Section 2(a), unless such termination is due to Termination for Cause, the Bank and the Company shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or beneficiaries, or Executive’s estate, as the case may be, a sum equal to 1.5 times Executive’s average annual compensation for the five most recent taxable years that Executive has been employed by the Bank or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five (5) years. Such average annual compensation shall include Base Salary, commissions, bonuses, contributions on Executive’s behalf to any pension and/or profit sharing plan, severance payments, retirement payments, directors or committee fees, fringe benefits paid or to be paid to the Executive in any such year and payment of any expense items without accountability or business purpose or that do not meet the Internal Revenue Service requirements for deductibility by the Bank. Such payment shall be made in a lump sum within five (5) business days of the Date of Termination, subject to delayed payment pursuant to Section 18 hereof, if applicable. Any such payment may also be delayed where the Bank reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Bank reasonably anticipates that the making of the payment will not cause such violation.

(b) Upon the occurrence of a Change in Control of the Bank or the Company followed at any time during the term of this Agreement by Executive’s voluntary or involuntary termination of employment, other than for Termination for Cause, the Bank shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Bank or Company for Executive prior to Executive’s severance, except to the extent such coverage may be changed in its application to all Bank or Company employees on a nondiscriminatory basis. Such coverage and payments shall cease upon the expiration of twelve (12) full calendar months from the Date of Termination. If the provision of any of the benefits covered by this Section 3(b) would trigger the twenty percent (20%) excise tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively the “Excluded Benefits”), and in lieu of the Excluded Benefits, the Bank will pay to the Executive, in a lump sum within thirty (30) business days following termination of employment or thirty (30) business days after such determination, should it occur after termination of employment, a cash amount equal to the cost to the Company of providing the Excluded Benefits. Such lump sum payment will be subject to delayed payment pursuant to Section 18 hereof if applicable.

(c) Notwithstanding the preceding paragraphs of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by the preceding paragraphs of this Section 3 shall be determined by the Bank.

4. NOTICE OF TERMINATION.

(a) Any purported termination by the Bank or by Executive in connection with a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” means the date specified in the Notice of Termination (which, in the instance of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, in the event the Executive is terminated for reasons other than Termination for Cause, the Bank will continue to pay Executive’s full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to Executive’s annual salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice of dispute was given, until the earlier of: (1) the resolution of the dispute in accordance with this Agreement or (2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination.

5. SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. Further, the Company guarantees such payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement.

Nothing in this Agreement shall confer upon Executive the right to continue in the employ of Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7. NO ATTACHMENT.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

8. MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9. REQUIRED REGULATORY PROVISIONS.

(a) The board of directors may terminate Executive’s employment at any time, but any termination by the board of directors, other than Termination for Cause, shall not prejudice Executive’s right to compensation or .other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 2 hereinabove.

(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) or (g)(1)), the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(4) or (g)(1)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but-vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Comptroller of the Currency (or Executive’s designee) at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Comptroller of the Currency (or Executive’s designee) at the time the Comptroller (or Executive’s designee) approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller of the Currency (or Executive’s designee) to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any rules and regulations promulgated thereunder.

10. REINSTATEMENT OF BENEFITS UNDER SECTION 9(b).

In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice described in Section 9(b) hereof (the “Notice”) during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 3 of this Agreement upon the Bank’s receipt of a dismissal of charges in the Notice.

11. SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12. HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references to the masculine shall apply equally to the feminine.

13. GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York but only to the extent not preempted by Federal law.

14. ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within the state of New York within fifty (50) miles from the location of the Bank’s main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15. PAYMENT OF COSTS AND LEGAL FEES.

All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank

(which payments are guaranteed by the Holding Company pursuant to Section 5 hereof) if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

16. INDEMNIFICATION.

(a) The Bank shall provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard officers’ liability insurance policy at its expense, and shall indemnify Executive (and Executive’s heirs, executors and administrators) as permitted under federal law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of Executive having been an officer of the Bank (whether or not Executive continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

(b) Any payments made to Executive pursuant to this Section are subject to and conditioned upon compliance with 12 C.F.R.§ 145.121 and any rules or regulations promulgated thereunder.

17. SUCCESSOR TO THE BANK.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

18. APPLICATION OF SECTION 409A OF THE CODE.

(a)
To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent.
(b)
In the event Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and delayed payment of any amount or commencement of any benefit under this Agreement is required to avoid a prohibited distribution under Section 409A(a)(2) of the Code, then (i) amounts payable in connection with Executive’s termination of employment will be delayed and paid, with interest at the short term applicable federal rate as in effect as of the termination date, in a single lump sum six (6) months thereafter (or if earlier, the date of Executive’s death) and (ii) with respect to medical and welfare benefits, Executive shall be entitled to bear the cost of such benefits for six (6) months following such termination date, after which time the Bank shall continue to provide such benefits for the period they would otherwise have been provided, commencing from the six (6) month anniversary of the Executive’s termination date.

(c)
Payments and benefits hereunder upon Executive’s termination or severance of employment with the Bank that constitute deferred compensation under Code Section 409A payable shall be paid or provided only at the time of a termination of Executive’s employment which constitutes a “separation from service” within the meaning of Code Section 409A (subject to a possible six (6)-month delay pursuant to Subsection (b) above).
(d)
For purposes of Code Section 409A, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments so that each payment hereunder is designated as a separate payment for purposes of Code Section 409A.
(e)
All reimbursements and in kind benefits provided under this Agreement, including, but not limited to, payments under Sections 15 and 16, shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
(f)
References in this Agreement to Code Section 409A include both that section of the Code itself and any guidance promulgated thereunder.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, Ponce Bank and Ponce Financial Group, Inc. have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the 26th day of November, 2024.

PONCE BANK

By:  /s/ Carlos Naudon
       Carlos Naudon

       President and Chief Executive Officer

PONCE FINANCIAL GROUP, INC.
 (Guarantor)

By:  /s/ Carlos Naudon
       Carlos Naudon

       President and Chief Executive Officer

  /s/ Sergio Vaccaro

Sergio Vaccaro